Exhibit 99.1

         Crimson Exploration Inc. Provides Year-End Operational Update


     HOUSTON--(BUSINESS WIRE)--Feb. 16, 2006--Crimson Exploration Inc. (OTCBB:CXPI) today announced details of its year-end 2005 reserves, an overview of its projected 2006 capital program and recent operational activity.

     Year-End Proved Reserves

     Crimson's total proved reserves at December 31, 2005, as estimated by its independent reservoir engineering firm, were 2.7 million barrels of crude oil and 24.7 bcf of natural gas, or 41 bcf of natural gas equivalent (based on a conversion ratio of 6 mcf of natural gas per barrel of oil), with an estimated SEC net present value, using 2005 year-end prices and discounted at 10%, of $171 million. Year-end reserves were 83% developed and 60% natural gas. Year-end 2005 proved reserves were 13% below beginning of the year reserves primarily because the Company focused its 2005 capital program on the development of its existing behind pipe proven reserves in this high commodity price environment, while simultaneously establishing internal prospect generation capability to create value over the long-term. The Company also recognized a 3.3 bcfe downward revision in year-end proved reserves, primarily in the Iola Field in east Texas where two wells drilled in early 2005 experienced higher initial decline rates than originally projected, and at two of our smaller Texas fields where recompletions performed in 2005 were unsuccessful. We will record a non-cash charge of approximately $371,000 in the fourth quarter for the impairment of the two small Texas fields.

     Operational Activity

     Crimson produced approximately 2.5 bcfe of natural gas equivalents during the 2005 year, compared to approximately 2.1 bcfe during 2004. Production for the fourth quarter of 2005 was a total of 563 mmcfe of natural gas equivalents (6,100 mcfe/d), compared to a total of 555 mmcfe of natural gas equivalents produced during the fourth quarter of 2004 and 667 mmcfe of natural gas equivalents produced during the third quarter of 2005. The fourth quarter 2005 production was negatively impacted by the previously reported effects of Hurricane Rita and the casing repair of a 400 mcfe/d well at our Nelsonville Field which is just now coming back online. Our Cameron Parish fields are still producing at approximately 1.0 mmcfe/d below pre-hurricane rates. Final repairs to the Cameron Parish salt water disposal facilities, and the restoration of pre-hurricane rates, are expected to be completed in the first quarter of 2006, as soon as equipment becomes available. The Company is currently producing approximately 4,000 mcf of natural gas and 516 barrels of crude oil per day, or 7,100 mcfe per day of natural gas equivalents. We estimate that 2006 production will be between 2.8 and 3.2 bcfe from our current proved reserve base.

    Capital Expenditure Programs

    General Overview

     Crimson spent $9.7 million during 2005 on drilling two exploratory wells and two proved undeveloped locations, and on performing 44 workovers/recompletions on its current proved asset base. Approximately $3.6 million was spent on the two exploratory wells, one of which was a dry hole and one of which is still being evaluated. Efforts were underway at year-end to flow back the Mustang Island 749 exploratory well, drilled earlier in the year, to finally determine if commercial quantities of gas were present. Because we believe that this well will ultimately be determined to be uneconomical, we will record a $3.2 million impairment of this well in the fourth quarter. We spent $4.7 million on the 44 workovers in 2005, adding approximately 1,750 mcfe/d of production. We currently project that we will spend $4.8 million in 2006 for workovers/recompletions and $1.4 million for the drilling of proved undeveloped locations. The majority of the planned workovers and proved undeveloped locations are located in our Cameron Parish, LA fields, our Madisonville, TX field and in Colorado. Our 2006 drilling plan currently also includes an estimated $6-8 million for exploratory activity during 2006 as we expand our internal exploration and generation capabilities.

     Madisonville Field, Madison County, TX (average 83% working interest; 64% revenue interest)

     In our Madisonville Field, we are progressing in our pursuit of applicable permits that will allow us to drill at least one, possibly up to three, development-type wells in the Rodessa formation during 2006. These wells offset an adjacent producing field that currently has one well producing at approximately 14,000 mcf/d and another well that, according to state records, tested at 25,000 mcf/d and is shut-in awaiting expansion of the gas plant capacity. We recently had an uncontested hearing with the Texas Railroad Commission to gain access to the nearby gas processing and sales plant, and are awaiting that order in the next 30 days. In addition, we have a hearing scheduled for April 13 for approval of our sour gas disposal well. Applicable permits and plant contracts could be approved in the second quarter of 2006 with the drilling of our initial well to commence shortly thereafter. Because these permits were not yet in hand at year-end, our December 31, 2005 proved reserves do not include any reserves related to the Rodessa.
     On our existing producing formations in this field, we plan to spend approximately $550,000 during 2006 for six workovers and recompletions to produce additional behind pipe reserves. Additionally, in December we purchased 31 square miles of 3-D seismic data over this field to identify additional exploratory drilling opportunities.

     Cameron Parish, LA (100% working interest; approximate 76% revenue interest)

     We currently project that approximately $2.7 million of our 2006 capital budget will be spent in this field on workovers/recompletions and production facility enhancements to produce additional behind pipe reserves. Additionally, in December 2005 we purchased approximately 40 square miles of 3-D data over these fields and will work that data in 2006 to identify additional exploitation and exploration drilling opportunities.

     D-J Basin wells, east of Denver, Colorado (74% working interest; 55% revenue interest)

     We plan to spend approximately $1 million in 2006 to drill two proved undeveloped locations on our Colorado acreage in the D-J Basin. The drilling/completion and hydraulic fluid fracing of those wells is anticipated to commence in the second quarter of 2006, once a rig is obtained. We have also planned five workovers and recompletions on our D-J basin acreage during 2006, at an estimated total cost of $500,000. These workovers consist primarily of adding the J Sand natural gas zone completions to existing producing wells and the possible "re-frac" of existing J Sand completions.

     Other East Texas/South Texas Fields

     We have 14 other workovers/recompletions planned for 2006 on our other Texas properties, at an estimated total cost of $950,000.
     As a complement to our drilling program, which is expected to be funded through internally generated cash flow, we will also utilize our excess cash flow and the financial flexibility provided by our credit facility to pursue property acquisitions that meet our investment and operating criteria.

     Southeast Mississippi CBM Play

     Crimson has entered into an agreement with a private company to evaluate the coalbed methane potential of southeast Mississippi. Under the terms of the agreement, Crimson has acquired the option to purchase an eighty-five percent (85%) operated working interest in approximately 120,000 acres. Crimson's partner has performed a preliminary geologic review of coalbed methane potential in this area that indicates the presence of several coal seams. The agreement calls for additional technical analysis including the drilling of core holes and performing desorption measurements, obtaining stratigraphic tests and acquiring wireline logs from previously drilled conventional wells. This information is needed to determine the economic potential of the play. Crimson has committed approximately $500,000 to be spent in 2006 for the evaluation of this new play.
     We are aware of at least three other operators that are evaluating coalbed methane potential in the Gulf Coast basin. There are two ongoing projects in southeast Louisiana and one in southern Mississippi. It is anticipated that subsequent to additional testing in the region during 2006, the viability of this unconventional resource play will be better understood.

     Teleconference Call

     Crimson management will hold a conference call to discuss the information described in this press release at 9:30 a.m. CST on Tuesday, February 21, 2006. Those interested in participating may do so by calling the following phone number: 800-967-7144, (International 719-457-2632) and entering the participant code 2597546. A replay of the call will be available from February 21, 2006 through February 27, 2006 by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 2597546.
     This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future capital expenditures and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 for a further discussion of these risks.


    CONTACT: Crimson Energy Inc., Houston, TX
             E. Joseph Grady, 281-820-1919